Exhibit 10.28

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) dated as of April 11, 2022, is entered by and between Rocket Lab USA, Inc. (the “Company”), and Arjun Kampani (“Executive”). Each of the Company and Executive is a “Party,” and collectively, they are the “Parties.”

WHEREAS, the Company desires to employ Executive and Executive desires to be employed by the Company on a date to be determined, beginning no later than April 11th, 2022 (the “Effective Date”) on the terms contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and mutual benefits described herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

1.    Representations and Warranties.  Executive represents and warrants to the Company that Executive is not bound by any restrictive covenants or other obligations or commitments of any kind that would in any way prevent, restrict, hinder or interfere with Executive’s acceptance of employment under the terms and conditions set forth herein or the performance of all duties and services hereunder to the fullest extent of Executive’s ability and knowledge. Executive represents that his performance of services to the Company will not violate any duty which he may have to any other person or entity, including obligations concerning providing services to others, confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights, and Executive agrees that he will not do anything in the performance of services hereunder that would violate any such duty. Executive understands and acknowledges that Executive is not expected or permitted to use or disclose confidential information belonging to any prior employer in the course of performing his duties for the Company.

2.    Term of Employment.  The Company will employ Executive and Executive accepts employment by the Company on the terms and conditions herein contained for a period (the “Employment Period”) provided in Section 6.

3.    Office Location.  Executive will be based in our facility located at 3881 McGowen St. Long Beach, CA 90808.

4.    Duties and Functions.

i.    Executive shall be serve as Senior Vice President, General Counsel and Corporate Secretary of the Company and shall oversee, direct and manage the Legal and Business Affairs operations of the Company and shall have such other duties as may be assigned to Executive from time to time. Executive shall report to Peter Beck, Chief Executive Officer of the Company.

ii.    Executive agrees to undertake the duties and responsibilities inherent in the position of Senior Vice President and General Counsel and Corporate Secretary, which may encompass different or additional duties as may, from time to time, be assigned, provided that, such duties are consistent with Executive’s seniority and experience. Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any change thereof which may be adopted at any time by the Company.

iii.    During the Employment Period, Executive will devote his full time and efforts to the business of the Company and will not, without the prior written consent of the Company, engage in consulting work or any trade or business for his own account or for or on behalf of any other person, firm or corporation that competes, conflicts or interferes with the performance of his duties hereunder in any way. While Executive renders services to the Company, Executive will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company. Executive also agrees not to render any services to any third party that will impact his ability to perform his duties as outlined, nor will Executive perform any tasks for any third-party during work hours. Notwithstanding the foregoing, the Company acknowledges and agrees that Executive has an on-going obligation of cooperation with his prior employer that may require his time and attention from time to time.

iv.    It shall not be a violation of this Agreement for Executive to: subject to prior written approval by the board of directors of the Company (the “Board”), serve on civic or charitable boards or committees; deliver lectures, fulfill speaking engagements or teach at educational institutions; or engage in personal investment activities, so long as such activities do not interfere with the performance of Executive’s duties hereunder.

5.    Compensation.

Base Salary: As compensation for Executive’s services hereunder, during Executive’s employment as Senior Vice President and General Counsel and Corporate Secretary, the Company agrees to pay Executive a base salary at an annual rate of $400,000.00 (USD), payable in accordance with the Company’s normal payroll schedule (“Base Salary”). The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation. Base Salary shall be subject to periodic review by the Board or compensation committee thereof (the “Compensation Committee”) for potential increases, but shall not be decreased, unless part of a broad corporate initiative that impacts all senior vice presidents and equivalent officers.

i.    Annual Bonus.  Executive shall be eligible to participate in any Company annual bonus plan that is adopted in the future pursuant to the terms of such plan. Company agrees that Executive will receive no less than $50k in 2022 cash bonus, regardless of Company annual bonus program or achievement.

ii.    Restricted Stock Units:  Promptly after Effective Date, subject to the approval of the Board or Compensation Committee, Executive will be granted restricted stock units (“Regular RSUs”) with a total value of $3,200,000.00. The number of restricted stock units (“RSUs”) subject to such grant will be determined by dividing the total dollar value by the average closing market price on the NASDAQ of one share of the Company’s common stock over the trailing 30 trading day period ending on the last day immediately prior to the grant date. Each RSU entitles Executive to one share of the Company’s common stock if and when the RSU vests.

The Regular RSUs will be subject to the terms and conditions applicable to RSUs granted under the Company’s 2021 Stock Option and Incentive Plan (as amended from time to time, the “Plan”), as described in the Plan and the applicable RSU award agreement, which Executive will be required to sign or electronically accept as a condition to receiving the RSU grant. The Regular RSUs will vest as follows: 1/16 of the RSUs will vest on the first March 1st, May 22nd, August 22nd or November 22nd (each, a “Vesting Date”) following the calendar quarter in which the Vesting Commencement Date (as defined in the applicable RSU agreement) occurs, and 1/16 of the RSUs shall vest on each Vesting Date thereafter, in each case subject to Executive maintaining a continuous Service Relationship (as defined in the 2021 Plan) through such date.

v.    Other Expenses:  In addition to the compensation provided for above, the Company agrees to pay or to reimburse Executive during his employment for all reasonable, ordinary and necessary, properly documented, business expenses incurred in the performance of Executive’s services hereunder in accordance with Company policy in effect from time to time; provided, however, that Executive shall be subject to the Company’s travel policy. Executive shall submit vouchers and receipts for all expenses for which reimbursement is sought.

vi.    Paid Time Off:  Executive shall be eligible to accrue paid time off at a rate of 4.62 hours per pay period for full-time employees working over 30 hours weekly, which is equivalent to four weeks (120 hours) on an annual basis.

vii.    Benefits.  In addition to the compensation provided by the foregoing, during the Employment Period, Executive shall be entitled to participate in benefits available generally to other Company executives under the employee benefit plans, policies and programs that may be established by the Company, and as may be in effect from time to time, subject to the applicable terms and conditions of the benefit plans in effect at that time. Nothing herein shall affect the Company’s ability to modify, alter, terminate or otherwise change any benefit plan it has in effect at any given time, to the extent permitted by law.

viii.    Severance Benefits.  Subject to the approval of the Board or Compensation Committee, Executive will be designated as a Covered Executive eligible to participate in the Company’s Executive Severance Plan (as amended from time to time, the “Severance Plan”), subject to the terms and conditions of the Severance Plan, including, without limitation, the execution of a participation agreement. Executive shall be deemed a Tier 2 Executive under the Severance Plan.

ix.    General.  The Company agrees that Executive shall be eligible for perquisites, benefits and other elements of compensation (other than salary and cash and equity-based incentives which are at the discretion of the Board or Compensation Committee) that are at least on par with those of other senior vice presidents and equivalent officers of the Company.

6.    Employment Period; Termination.

i.    Employment Period.  The Employment Period shall commence on the Effective Date and shall continue until terminated in accordance with the provisions hereof.

ii.    At-Will Employment.  Executive’s employment relationship with the Company is at will. Accordingly, Executive may terminate employment with the Company at any time and for any reason whatsoever simply by notifying the Company; and the Company may terminate Executive’s employment at any time, with or without cause or advance notice.

iii.    Survival of Restrictive Covenants.  Executive acknowledges and agrees that, following the termination of this Agreement and the Parties’ employment relationship, the obligations imposed on Executive with respect to non-competition, non-solicitation, confidentiality, non-disclosure and assignment of rights to inventions or developments in this Agreement or any other agreement executed by the Parties shall continue, regardless of the reason for such termination, except that, nothing contained herein, nor in any other agreement between Executive and Company, shall apply to the Executive to the extent prohibited by applicable attorney rules of professional conduct.

7.    Proprietary Information and Inventions Agreement.  As a condition of employment, Executive will be required to sign the Company’s Proprietary Information and Inventions Assignment Agreement.

8.    Company Policies.  As a Company employee, Executive will be expected to abide by its employee manual (the “Employee Manual”) and all other Company rules and standards and sign an acknowledgment that Executive has read and understands the Company’s rules of conduct which are included in the Employee Manual. Executive acknowledges and agrees that the Employee Manual and Company rules and standards may be updated from time to time and agree to abide by the most current version available to employees.

9.    Normal Hours of Work.  Normal hours of work shall occur Monday through Friday. The actual hours of work will be agreed upon between Executive and Executive’s manager.

10.    International Traffic and Arms Regulations.  The Company is fully committed to complying with the International Traffic in Arms Regulations (ITAR) as set forth by the Arms Export Control Act (AECA) and as regulated and authorized by the Directorate of Defense Trade Controls (DDTC). The Company also complies with all other applicable U.S. export laws and regulations. The Company will maintain appropriate resources and training to satisfy this policy and assign personnel as needed to ensure company compliance with the ITAR. However, it is the responsibility of all Company employees to follow the company guidelines as set forth in the Company’s Technology Control Plan, as amended from time to time.

11.    I-9 Condition to Employment.  In accordance with the Immigration Reform and Control Act of 1986, it will be necessary for Executive to provide documents that establish his identity and proof of eligibility to be legally employed in the United States. In the event that Executive cannot do so, Executive agrees that the Company may immediately revoke this offer of employment.

12.    Background Check and Drug Testing.  Executive’s employment is also subject to satisfactory completion of a background check. In addition, in compliance with local, state and federal laws, as a condition of employment, Executive must complete a pre-employment drug test. Specific location will be provided upon acceptance of this offer.

13.    Dispute Resolution.  In the event of any dispute or claim relating to or arising out of Executive’s employment relationship with the Company, Executive and the Company agree that (i) any and all disputes between Executive and the Company shall be fully and finally resolved by binding arbitration, (ii) Executive waives any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, and (iv) the arbitration shall provide for adequate discovery.

14.    Company Property.  All correspondence, records, documents, software, promotional materials, and other Company property, including all copies, which come into Executive’s possession by, through or in the course of employment, regardless of the source and whether created by Executive, are the sole and exclusive property of the Company, and immediately upon the termination of Executive’s employment, or at any time the Company shall request, Executive shall return to the Company all such property of the Company, without retaining any copies, summaries or excerpts of any kind or in any format whatsoever. Executive shall not destroy any Company property, such as by deleting electronic mail or other files, other than in the normal course of employment. Executive further agrees that should Executive discover any Company property or confidential information in Executive’s possession after the return of such property has been requested, Executive agrees to return it promptly to Company without retaining copies, summaries or excerpts of any kind or in any format whatsoever.

15.    Withholding Taxes.  All forms of compensation referred to in this Agreement are subject to applicable withholding and payroll taxes.

16.    Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their heirs, personal representatives, successors and assigns. In the event the Company is acquired, is a non-surviving party in a merger, or transfers substantially all of its assets, this Agreement shall not be terminated and the transferee or surviving company shall be bound by the provisions of this Agreement. The Parties understand that the obligations of Executive are personal and may not be assigned by Executive.

17.    Entire Agreement.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter. This Agreement may not be amended, waived, discharged or terminated orally, but only by an instrument in writing, specifically identified as an amendment to this Agreement, and signed by all Parties. By entering into this Agreement, Executive certifies and acknowledges that Executive has carefully read all of the provisions of this Agreement and that Executive voluntarily and knowingly enters into said Agreement.

18.    Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Agreement, and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement.

19.    Governing Law; Forum Selection.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of California, without giving effect to the principles of conflicts of law thereof. In any action or proceeding brought with respect to or in connection with this Agreement, the Parties hereby irrevocably agree to submit to the jurisdiction and venue of the state or, to the extent jurisdictional requirements are met, federal courts located in California. The Parties agree that any action or proceeding in connection with this Agreement shall be brought exclusively in the state or, to the extent jurisdictional requirements are met, federal courts located in California.

20.    Notices.  Any notice provided for in this Agreement shall be provided in writing. Notices shall be effective from the date of service, if served personally on the Party to whom notice is to be given, or on the second day after mailing, if mailed by first class mail, postage prepaid. Notices shall be properly addressed to the Parties at their respective addresses or to such other address as either Party may later specify by notice to the other.

21.    Miscellaneous.

i.    No delay or omission by a Party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by a Party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

ii.    The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

iii.    The language in all parts of this Agreement will be construed, in all cases, according to its fair meaning, and not for or against either Party hereto. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party will not be employed in the interpretation of this Agreement.

iv.    For clarity, any references to the “Company” shall include its applicable affiliates and subsidiaries.

[Signature Page to Follow]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be duly executed and delivered under seal, by its authorized officers or individually, on the Effective Date.

ROCKET LAB USA, INC.

By:	/s/ Adam Spice
Name:	Adam Spice
Title:	Chief Financial Officer

EXECUTIVE

By:	/s/ Arjun Kampani
Name:	Arjun Kampani

[Signature Page to Executive Employment Agreement]